Exhibit 1

JOINT FILING STATEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G Amendment No. 1 under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, par value $0.001 per share, of Zynerba Pharmaceuticals, Inc., together with any or all amendments thereto, when and if required. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule13G.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: February 16, 2016	Ethan Benovitz

	By:	/s/ Ethan Benovitz
Ethan Benovitz, Individually

Jaime Hartman

	By:	/s/ Jaime Hartman
Jaime Hartman, Individually

G-TEN Partners LLC

	By:	/s/ Ethan Benovitz
Ethan Benovitz, Managing Member